FIRST AMENDMENT

                                       TO

                             TELENETICS CORPORATION

                        1999 EMPLOYEE STOCK PURCHASE PLAN


         Pursuant to the authority granted under Section 20(b) of the 1999 Employee Stock Purchase Plan (the "Plan") of Telenetics Corporation (the "Company") the Board of Directors of the Company hereby amends the Plan as follows effective as of March 15, 1999:

         Section 22 of the Plan is amended to include the following additional paragraph (d):

                  "(d) Participants in the Plan who do not otherwise have access to financial statements of the Company will receive the Company's financial statements at least annually."